Exhibit 99.1

ROCKY MOUNTAIN INDUSTRIALS COMPLETES $65,209,784 FINANCING

Denver, Colorado (April 19, 2021) – Rocky Mountain Industrials Inc. (RMI), Colorado’s next generation infrastructure company, announced today that its 620-acre Rocky Mountain Rail Park located in Adams County raised $65,209,784 toward expedited completion of the Rail Park’s construction.

The transaction was solely underwritten by Piper Sandler & Co. “After working with the development team for over a year on a complex transaction, we are thrilled with the outcome and the market receptivity of the developer’s vision for the project” commented Piper Sandler & Co. Institutional investors who participated included BlackRock, JPMorgan Asset Management, Wells Fargo, and Invesco, along with other regional investment funds.

“The broad range of institutional participants in this transaction validates our vision for the project and importance of our infrastructure solution in Denver and the Rocky Mountain Region,” said Brian Fallin, CEO of RMI, ””We are pleased with another efficient financing for the Rail Park.”

RMI began construction on the properties south parcel in March 2021, with plans to follow a phased approach to the rail-served northern parcels.

About RMI

Rocky Mountain Industrials Inc. is a materials infrastructure and distribution organization strategically positioned to serve the Mountain West.